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                                                                   Exhibit 4 (b)

March 8, 2002




Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: TXU Corp.
    2001 Annual Report on Form 10-K


Gentlemen:

    Pursuant to the exemption afforded by Item 601(b) (4) (iii) (A) of Regulation S-K, TXU Corp. (the Company) is not filing as exhibits to its Annual Report on Form 10-K for 2001 instruments with respect to its long-term debt of the Company and/or its subsidiaries. These instruments include (i) agreements with respect to pollution control revenue bonds and (ii) agreements with respect to senior notes. Each item of long-term debt referenced above does not exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis. Reference is made to Note 7 to Consolidated Financial Statements (included in Appendix A of the Company's Annual Report on Form 10-K for 2001).

    The Company agrees to furnish a copy of the above instruments to the Securities and Exchange Commission upon request.



                                                Sincerely,


                                                /s/ Biggs C. Porter
                                     -------------------------------------------
                                                    Biggs C. Porter
                                     Controller and Principal Accounting Officer